Exhibit 99.B(e)(4)

EXHIBIT A

TO UNDERWRITING AGREEMENT

This Exhibit A, amended and restated effective as of September 14, 2011, is the Exhibit A to that certain Underwriting Agreement dated as of July 1, 2010 between BNY Mellon Distributors Inc. and The Motley Fool Funds Trust.

Portfolios

Motley Fool Epic Voyage Fund

Motley Fool Great America Fund

Motley Fool Independence Fund

THE MOTLEY FOOL FUNDS TRUST

By:	/s/ Peter E. Jacobstein
Name:	Peter E. Jacobstein
Title:	President

BNY MELLON DISTRIBUTORS INC.

By:	/s/ Bruno DiStefano
Name:	Bruno DiStefano
Title:	Vice-President